UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 26, 2007

KOPPERS HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-32737	20-1878963
(Commission File Number)	(IRS Employer Identification No.)

436 Seventh Avenue, Pittsburgh Pennsylvania	15219
(Address of Principal Executive Offices)	(Zip Code)

(412) 227-2001

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 26, 2007, Koppers Holdings Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Company, Saratoga Partners III, L.P., Saratoga Partners III C.V. (Saratoga Partners III, L.P. and Saratoga Partners III C.V. are collectively referred to in this Current Report as “Saratoga”), the Management Selling Stockholders as set forth in Schedule C annexed thereto (together with Saratoga, the “Selling Shareholders”), and Credit Suisse Securities (USA) LLC (the “Underwriter”), as the underwriter, in connection with a secondary offering of 1,610,000 shares of the Company’s common stock. Pursuant to the Underwriting Agreement, the Underwriter also has a 30-day option to purchase up to an additional 241,500 shares of common stock from Saratoga to cover over-allotments, if any.

All of the shares are currently issued and outstanding. Of the total offering, 1,500,000 shares are being sold by Saratoga, which, after the consummation of the proposed offering, will own approximately 12% of the Company’s outstanding shares, excluding the effect of shares sold for over-allotments, if any.

The Management Selling Shareholders, including president and chief executive officer Walter W. Turner, are selling an aggregate of 110,000 shares with no over-allotment provision. Mr. Turner is selling 50,000 shares, representing approximately 13% of his total beneficial ownership of the Company, for asset diversification purposes.

The Company will not receive any proceeds from the sale.

The Underwriting Agreement is filed as Exhibit 99.1 to this current report and is incorporated by reference herein.

Item 8.01.	Other Events.

On February 27, 2007, we issued a press release announcing the sale of the secondary offering of common stock owned by the Selling Shareholders. The press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Underwriting Agreement dated February 26, 2007 (filed herewith)

99.2	Press Release dated February 27, 2007 (furnished herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOPPERS HOLDINGS INC.

By:	/s/ M. Claire Schaming
M. Claire Schaming Treasurer and Assistant Secretary

Date: February 27, 2007

EXHIBIT INDEX

Number	Description	Method of Filing
99.1	Underwriting Agreement dated February 26, 2007	Filed herewith.

99.2	Press Release dated February 27, 2007	Furnished herewith.